Inspirato Confirms Receipt of an Unsolicited Non-Binding Proposal from Exclusive Investments, LLC
DENVER—(BUSINESS WIRE)—September 4, 2025—Inspirato Incorporated (NASDAQ: ISPO) (“Inspirato” or the “Company”) today confirmed it has received an unsolicited non-binding written proposal (the “Exclusive Proposal”) from Exclusive Investments, LLC (“Exclusive”) to acquire Inspirato for an all-cash purchase price of $3.15 per share, representing an aggregate transaction value of approximately $39 million. The proposal is not subject to a financing contingency and is conditioned on customary confirmatory due diligence and the negotiation of definitive documentation.
As previously announced on June 25, 2025, Inspirato entered into a definitive agreement (the “Merger Agreement”) with Buyerlink, Inc. (“Buyerlink”) providing for a stock-for-stock reverse merger transaction (the “Buyerlink Transaction”). Under the terms of the Buyerlink Transaction, Buyerlink’s parent, One Planet Group, is expected to increase its beneficial ownership from approximately 49% to approximately 91% of the combined company upon closing, with Inspirato’s current stockholders owning approximately 9%.
Consistent with its fiduciary duties, the Special Committee of independent directors of the Inspirato Board of Directors is carefully reviewing the Exclusive Proposal in consultation with its legal and financial advisors. Inspirato remains subject to the terms of the Merger Agreement with Buyerlink, and the Inspirato Board of Directors has not changed its recommendation in support of the Buyerlink Transaction.
About Inspirato Incorporated
Inspirato (NASDAQ: ISPO) is the innovative luxury travel subscription company that provides its members with unparalleled access to a carefully curated portfolio of vacation homes, hotels, resorts, and experiences around the world. Through its flexible membership model, Inspirato delivers unique value, service, and personalization to its global community of discerning travelers.
Additional Information and Where to Find It
This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Inspirato. In connection with the Buyerlink Transaction, Inspirato has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”), , and may file other relevant documents. Stockholders are urged to read the proxy statement and any amendments or supplements thereto carefully and in their entirety because they contain important information about the Buyerlink Transaction. Stockholders may obtain free copies of these documents and other filings made by Inspirato with the SEC at www.sec.gov or by visiting the investor relations section of Inspirato’s website at www.inspirato.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the Exclusive Proposal, the Buyerlink Transaction, and related matters. These forward-looking statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially. Such risks include, but are not limited to: the ability of Inspirato to complete the Buyerlink Transaction or any alternative transaction; and other risks detailed in Inspirato’s filings with the SEC, including the definitive proxy statement. Inspirato undertakes no obligation to update these forward-looking statements, except as required by law.
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